ARTICLES OF INCORPORATION
                                          OF
                                   MEDIVEST, INC.


           We, the undersigned natural persons of the age of  twenty-one
(21) years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation.

                                       ARTICLE I
                                          NAME

           The name of this corporation is:

                                     MEDIVEST, INC.

                                       ARTICLE II
                                       DURATION

           The duration of this corporation is perpetual.

                                     ARTICLE III
                                      PURPOSES

           The purpose or purposes for which this corporation is organized are:

           (a) To engage in the business of purchasing, manufacturing, marketing and selling medical products, including, but not limited to, disposable medical equipment and devices and other health aids and related medical products.

           (b)      To otherwise engage in any lawful activity.

           (c) To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

          (d) The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is the intention that the purposes and powers specified in each of the paragraphs of this
               Article III shall be regarded as independent purposes and powers.

                                        ARTICLE IV
                                          STOCK

          The aggregate number of shares which this corporation shall have authority to issue is fifty million (50,000,000) shares of par value stock at $.001 per share. All stock of the corporation shall be of the same class, common, and shall have the same rights, and preferences. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

                                         ARTICLE V
                                         AMENDMENT

          These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                                    ARTICLE VI
                                 SHAREHOLDER RIGHTS

          The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

                                    ARTICLE VII
                                 CAPITALIZATION

          This corporation will not commence business until consideration of a value of at least One Thousand ($1,000) has been received for the issuance of shares.

                                  ARTICLE VIII
                            INITIAL OFFICE AND AGENT

          The address of this corporation's initial registered office and the name of its original registered agent at such address is:

               MILTON P. CALDER
               810 Newhouse Building
               Salt Lake City, Utah 84111

                                  ARTICLE IX
                                  DIRECTORS

          The number of Directors constituting the initial Board of Directors of this corporation is three (3). The names and Addresses of persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified are:

               MILTON P. CALDER
               810 Newhouse Building
               Salt Lake City, Utah 84111

               R. GRAYDON SCHULDER
               810 Newhouse Building
               Salt Lake City, Utah 84111

               G. E. ADAMSON
               1016 East 900 South
               Apartment 4
               Salt Lake City, Utah 84105

                                  ARTICLE X
                                INCORPORATORS

          The name and address of each incorporator is:

               GERALD M. CONDER
               50 West Broadway, Suite 701
               Salt Lake City, Utah 84101

               LINNEA HATCH
               50 West Broadway, Suite 701
               Salt Lake City, Utah 84101

               AUDREY JOAN LINDQUIST
               50 West Broadway, Suite 701
               Salt Lake City, Utah 84101

                                ARTICLE XI
          COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

          No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or
(c) the contract or transaction is fair and reasonable to the corporation.

          Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contractor transaction.

          DATED this 9th day of November, 1983.


                    /s/  GERALD M. CONDER

                    /s/  LINNEA HATCH

                    /s/  AUDREY JOAN LINDQUIST


 STATE OF UTAH                 )
                                                  ) ss.
COUNTY OF SALT LAKE   )

          On the 9th day of November, 1983, personally appeared before me, GERALD M. CONDER, LINNEA HATCH and AUDREY JOAN LINDQUIST, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument and that the statements therein contained are true.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal as of the date hereinabove mentioned.

                         /s/ Sharine Jensen
                         NOTARY PUBLIC
                         Residing in Salt Lake City
My Commission Expires:

September 4, 1984